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                          CERTIFICATE OF INCORPORATION

                                       OF

                             PHOENIX MICROWAVE, LTD.

                  The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

                  FIRST: The name of the corporation (hereinafter called the "corporation") is Phoenix Microwave, Ltd.

                  SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 2707 Lansdowne Drive East, Wilmington, 19810, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Christopher P. Flannery, Esquire.

                  THIRD: The nature of the business and the purposes to be conducted and promoted by the corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The Corporation is authorized to issue capital stock of one thousand (1,000) shares of Common Stock, par value $.01 per share.

                  FIFTH: The name and the mailing address of the incorporator are as follows:

                  NAME                          MAILING ADDRESS

         Jill Spalding                          Spector Gadon & Rosen, P.C.
                                                1700 Market Street, 29th Floor
                                                Philadelphia, PA 19103

                  SIXTH: The corporation is to have perpetual existence.

                  SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware


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may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of ss. 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of ss.279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                  EIGHTH: The number of directors constituting the initial Board of Directors shall be one (1), and the name and address of the initial director is as follows:

                           Name                          Address
                           ----                          -------
                  Stanley P. Jaskiewicz        c/o Spector Gadon & Rosen, P.C.
                                                1700 Market Street, 29th Floor
                                                    Philadelphia, PA 19103

                  NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of ss. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

                  TENTH: The corporation shall, to the fullest extent permitted by the provisions of ss. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify directors and officers under said section from and against any and all of the expenses (including reasonable attorneys' fees), liabilities, or other matters referred to in or covered by said section and the Corporation may, upon the determination of the Board of Directors of the Corporation, to the fullest extent permitted by the provisions of ss.145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, indemnify employees or agents of the Corporation and any and all other persons whom it shall have power to indemnify under said section, from and against any and all of the expenses (including reasonable attorneys' fees), liabilities, or other matters referred to in or covered by said section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer,


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employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The corporation shall pay and advance expenses (including reasonable attorneys' fees) to directors and officers for matters covered by indemnification to the fullest extent permitted by the provisions of ss. 145 of the General Corporation Law of the State of Delaware, and may similarly pay and advance expenses for employees and agents as shall be approved by the Board of Directors of the Corporation.

                  ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

                  TWELFTH: The effective time of the certificate of incorporation of the corporation, and the time when the existence of the corporation shall commence, shall be upon filing.

Signed on April 24, 1996

                                                /s/ Jill Spalding
                                                --------------------------------
                                                         Jill Spalding